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                                                                    EXHIBIT 21.1

                             PROCOM TECHNOLOGY, INC.

                              LIST OF SUBSIDIARIES

                                                           STATE OR JURISDICTION
     NAME OF LEGAL ENTITY                                  OF INCORPORATION
     --------------------                                  -------------------
     Procom Technology FSC                                 U.S. Virgin Islands
     Megabyte Computerhandels AG                           Germany
     Invincible Technology Acquisition Corp.               Massachusetts
     Procom AG, formerly known as Pera AG                  Switzerland
     Procom SPA, formerly known as Gigatek SRL             Italy
     Procom Technology, UK                                 United Kingdom
     Scofima Software SRL                                  Italy

          All are wholly-owned subsidiaries of Procom Technology, Inc.